Exhibit 99.1

FOR IMMEDIATE RELEASE

CTI SIGNS LETTER OF INTENT TO SELL FLEXO INTERNTIONAL

CONTINUES REFINANCING EFFORTS AND PLANS FACILITIES MOVE

AND MAJOR COST SAVINGS

DECEMBER 11, 2019: CTI Industries Corporation (“CTI” or the “Company”) today announced that the Company has entered into a non-binding letter of intent to sell the capital stock of its Mexican subsidiary, Flexo Universal S. A. de R.L de C.V. (“Flexo”), to investors including management of Flexo.

The transaction is subject to the approval of the Company’s lender and other financing contingencies. Sale proceeds would be used primarily to reduce CTI’s outstanding debt. The divestiture of Flexo and the elimination of the related bank debt obligations associated with Flexo are important aspects of the Company’s strategy to focus on its core business and reduce its debt. Consistent with that strategy, the Company is actively trying to raise money to refinance its existing senior debt facility and to fund immediate operational, financial, and strategic initiatives.

CTI’s overall strategy to simplify its business is to focus on profitable, growth-oriented product lines and locations. Along with the divestiture of Flexo, the Company plans on implementing a multi-million expense reduction plan including closing its Lake Zurich, Illinois facility and moving this operation to a lower cost facility.

On November 21, 2019, the Nasdaq Capital Market notified CTI of its failure to maintain continued listing standards. The Company has until January 4, 2020 to present its plan for regaining compliance. If that plan is not accepted, or if it is accepted and the Company does not perform, its registration may be revoked. CTI is preparing the appropriate response to resolve the issue.

CTI continues to operate under a Forbearance Agreement expiring on January 10, 2020 with its lender. With the Flexo divestiture and potential additional money raised from new sources, the Company hopes to be able to operate on an ongoing basis and implement its plan.

About CTI

CTI Industries Corporation is a leading manufacturer of foil and latex balloons, develops, produces and markets vacuum sealing systems for household use and produces laminated and printed films for commercial uses.  CTI also distributes Candy Blossoms and other gift items.  CTI markets its products throughout the United States and in several other countries.

Forward Looking Statements

Statements made in this release that are not historical facts are "forward-looking" statements (within the meaning of Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties and are subject to change at any time.  These "forward-looking" statements may include, but are not limited to, statements containing words such as "may," "should," "could," "would," "expect," "plan," "goal," "anticipate," "believe," "estimate," "predict," "potential," "continue," or similar expressions. We have based these forward-looking statements on our current expectations and projections about future results.  Although we believe that our opinions and expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements, and our actual results may differ substantially from statements made herein.  We cannot anticipate the duration of increased tariffs between the United States and other countries, particularly China. We do not know whether we will be successful in passing such additional costs through to customers. Any failure to do so would have a negative impact on our financial condition. More information on factors that could affect CTI's business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

CTI Industries Corporation

Frank Cesario

Chief Financial Officer and Acting Chief Executive Officer

(847) 620-1439

fcesario@ctiindustries.com